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                      QuesTech, Inc. and Subsidiaries

      Exhibit (11) - Statement Re: Computation of Earnings Per Share


                                    Three Months           Six Months
                                    Ended June 30         Ended June 30
                                   1996       1995       1996       1995
Primary:
Average Shares Outstanding      1,368,490  1,359,408  1,363,405  1,359,408
Net effect of dilutive stock
 options-based on the treasury
 stock method using average
 market price                     148,824     66,162    153,606     56,310

Weighted average number of
  shares                        1,517,314  1,425,570  1,517,011  1,415,718
Net income                      $ 167,900  $ 140,500  $ 278,600  $ 239,400
Earnings per share, primary         $0.11      $0.10      $0.18      $0.17

Fully diluted:
Average Shares Outstanding      1,368,490  1,359,408  1,363,405  1,359,408
Net effect of dilutive stock
 options-based on the treasury
 stock method using average
 market price                     150,435    187,736    154,368    187,736

Totals                          1,518,925  1,547,144  1,517,773  1,547,144
Net Income                      $ 167,900  $ 140,500  $ 278,600  $ 239,400
Earnings per share, fully
   diluted                          $0.11      $0.09       $.18       $.16
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